Exhibit 99.1

Allegro Merger Corp. Announces Pricing of $130,000,000 Initial Public Offering

New York, NY, July 02, 2018 (GLOBE NEWSWIRE) -- Allegro Merger Corp.(NASDAQ: ALGRU) (the “Company”) announced today that it priced its intial public offering of 13,000,000 units at $10.00 per unit.  The units will be listed on the Nasdaq Capital Market ("Nasdaq") and trade under the ticker symbol "ALGRU" beginning July 3, 2018.  Each unit will consist of one share of common stock, one right to receive one-tenth of one share upon consummation of an initial business combination and one warrant to purchase one share of common stock.

Cantor Fitzgerald & Co. is acting as the sole book running manager for the offering.  Chardan is acting as lead manager.  The Company has granted the underwriters a 45-day option to purchase up to an additional 1,950,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on July 2, 2018. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Allegro Merger Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
David D. Sgro
Chief Operating Officer
Allegro Merger Corp.
212-319-7676